Exhibit 10.3
CEDAR FAIR, L.P. 2016 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
This Performance Unit Award Agreement (“Agreement”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article IX, the provisions of which are incorporated into this Agreement by reference. Capitalized terms used herein shall have the meanings used in the Plan, unless indicated otherwise.

PARTICIPANT:
GRANT DATE:
TARGET NUMBER OF POTENTIAL UNITS:
MAXIMUM NUMBER OF POTENTIAL UNITS:
PERFORMANCE OBJECTIVES:	As specified on Exhibit A
PERFORMANCE PERIOD:

1.Performance Award in General. Under Participant’s Performance Unit Award (the “Award”), the Participant shall be eligible to receive up to a maximum number of potential Performance Units (the “Maximum Number”) equal to ____% of the target number of potential Performance Units for the performance period specified above (the “Performance Period”), as determined and adjusted pursuant to the performance goals and objectives as specified on Exhibit A (the “Performance Objectives”) and as set forth in Section 2 of this Agreement; provided that except as otherwise provided in this Agreement (i) the number of Performance Units to be paid will depend on the level of attainment of the Performance Objectives during the Performance Period as determined by the Committee following the end of the Performance Period, and (ii) Participant must remain in the continuous employment with the Company or an Affiliate through the Payment Date as defined in and subject to Sections 2 and 4 of this Agreement. Distribution Equivalents on the Units that may be earned under this Award shall accrue and be accumulated until the end of the applicable Performance Period, if and to the extent the Company makes distributions on its Units during such Performance Period, and shall be payable only in cash pursuant to the provisions of Section 2 hereof.
2.Payment Date.
A.If the performance objectives set forth in the Performance Objectives are achieved during the Performance Period, any potential Performance Units under this Award that become payable under Section 1 shall be paid in a lump sum in Units, and Distribution Equivalents on such number of Performance Units that become payable, if and to the extent the Company makes distributions on its Units after the grant date and prior to payment of the Performance Units shall be paid in a lump sum in cash, in each case within the first seventy-four (74) days following the end of the Performance Period (the actual date of payment is referred to herein as the “Payment Date”); provided that the Participant must be continuously employed by the Company or an Affiliate throughout the Performance Period and from the last day of the Performance Period through the Payment Date or will forfeit his or her entire Award, except as described in Sections 2.B, 2.C and 4 of this Agreement or as provided in Section 13.1 of the Plan.
B.If the Participant dies or incurs a Separation from Service due to Disability prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Participant (or the Participant’s estate) shall receive payment on such Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the Payment Date; provided, however, that any such payment will be prorated by multiplying the number of Performance Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from January 1, 20xx until the date of the death or Separation from Service due to Disability, and the denominator of which equals thirty-six (36).

    If the Participant Retires (and incurs a Separation from Service) prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Performance Award shall be paid on such Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the Payment Date; provided, however, that any such payment will be prorated by multiplying the number of Performance Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from January 1, 20xx until the date of the Separation of Service due to Retirement, and the denominator of which equals thirty-six (36).
    Except as permitted by Section 409A (or an exception thereto), Section 4 of this Agreement and Section 13.1(c) of the Plan, no payment shall be accelerated. If the Award becomes payable under Section 13.1(c) of the Plan or the Change in Control provision in Section 4 of this Agreement, payment will be at the target number of potential Performance Units, provided however, that if this Award has been converted pursuant to Section 2.C.a or Section 2.C.b, such payment will be at the applicable number of shares of HoldCo common stock underlying such HoldCo RSU Award and include any accrued Distribution Equivalents thereon.
C.The following provisions shall apply in connection with the transactions contemplated by the Merger Agreement (the “Merger Agreement”) dated November 2, 2023, by and between the Company, Six Flags Entertainment Corporation (“Six Flags”), CopperSteel HoldCo, Inc. (“HoldCo”) and CopperSteel Merger Sub, LLC. Defined terms used in this Section 2.C but not otherwise defined herein, in this Award Agreement or in the Plan shall have the meanings set forth in the Merger Agreement.
a.Subject to and except as otherwise provided in Section 2.C.b, if this Award remains outstanding immediately prior to the First Effective Time, then pursuant to Section 3.1(c)(iii) of the Merger Agreement, this Award shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, cease to represent an Award of Performance Units denominated in the Company’s Units and shall be converted into a HoldCo RSU Award pursuant to the terms of Section 3.1(c)(iii) of the Merger Agreement.
b.Notwithstanding Section 2.C.a., subject to the approval requirements and limitations set forth in Section 7.1(b) of the Merger Agreement, the Board (or the appropriate committee thereof) may determine, in its sole discretion, that in lieu of the amount of this Award to be converted pursuant to Section 3.1(c)(iii) of the Merger Agreement, a pro rata portion of the Target Number of potential Performance Units under this Award shall instead be converted into a HoldCo RSU Award as of the First Effective Time (with any remaining potential Performance Units under and corresponding portion of this Award being forfeited and cancelled). If such approval under the Merger Agreement is obtained, such requirements and limitations are satisfied, and the Board (or the appropriate committee thereof) exercises its discretion pursuant to the preceding sentence, then, as of the First Effective Time, automatically and without any action on the part of the holder hereof: (x) a pro rata portion of the Target Number of potential Performance Units under this Award shall cease to represent an Award of Performance Units denominated in the Company’s Units and shall be converted into a HoldCo RSU Award, and any Distribution Equivalents accrued on such pro rata amount shall carry over to such HoldCo RSU Award, and (y) any remaining potential Performance Units that could have been earned under this Award shall be forfeited, and the corresponding portion of this Award shall terminate and be cancelled without further action required. For purposes of the foregoing, (I) the pro rata portion of the Award to be converted shall equal the Target Number of potential Performance Units multiplied by a fraction, the numerator of which is the number of days completed during the Performance Period prior to the Closing Date and the denominator of which is one thousand ninety-six (1,096); (II) the number of shares of HoldCo Common Stock subject to such HoldCo RSU Award will equal the product (rounded up to the nearest whole number) of (A) the pro-rated Target Number of potential Performance Units determined in accordance with the immediately preceding clause (I), and (B) the Copper Exchange Ratio; and (III) except as specifically provided above, following the First Effective Time, any HoldCo RSU Award into which a pro-

rated portion of this Award is converted under this Section 2.C.b shall continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to Distribution Equivalents) as were applicable to this Award immediately prior to the First Effective Time, provided, that as of the First Effective Time, the performance-vesting conditions shall no longer apply and the HoldCo RSU Award shall be subject solely to service-based vesting; provided, that any amounts relating to Distribution Equivalents, if any, granted in respect of this Award that are accrued or credited and unpaid as of the First Effective Time shall carry over and be paid if and when required by and in accordance with the terms and conditions that were applicable to this Award immediately prior to the First Effective Time.
c.In addition to the foregoing, the conversion of this Award under Section 2.C.a. or 2.C.b. shall be subject to the continuous employment requirements of this Performance Unit Award Agreement.
d.In consideration for and by accepting this Award, the holder of this Award hereby consents and agrees to the treatment of this Award pursuant to Section 2.C.a. or 2.C.b., in the sole discretion of the Board (or the appropriate committee thereof).
3.Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Units issued, and Distribution Equivalents paid, pursuant to the Award, and Units issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of Units to be delivered on the Payment Dates being reduced accordingly. The number of Units to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Units, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.
4.Priority of Agreements. Section 2.C shall govern and control over any conflicting term of the Plan as to the conversion of this Award into a HoldCo RSU Award in connection with the transactions contemplated by the Merger Agreement. If this Award has been converted pursuant to Section 2.C, Section 13 of the Plan shall continue to apply and shall govern and control over any conflicting terms of the HoldCo RSU Award following such conversion, except that, if the award becomes payable under Section 13.1 of the Plan following its conversion into a HoldCo RSU Award, such payment will be at the number of shares of HoldCo common stock underlying the HoldCo RSU Award and include any accrued Distribution Equivalents thereon. Except as provided in the preceding two sentences, in the event of a Change in Control (as such term is defined in the Plan), the terms of Section 13 of the Plan shall govern and control over any conflicting term of this Agreement. The change in control provisions of Section 4.2 of Participant’s employment agreement shall not apply to this Award and shall be superseded by this Agreement and Section 13.1(c) of the Plan. Section 6.1(f) of the Participant’s employment agreement shall apply to this Award and shall govern and control over any conflicting term of this Agreement. Accordingly, if Participant is entitled to payments under Section 6.1(f) of such employment agreement, then, subject to the release provisions of such employment agreement, Participant shall become fully vested in any payment under this Award that is scheduled to vest within the eighteen- (18-) month period following Participant’s date of termination, Participant shall receive payments on the Payment Date as provided in this Agreement as if the Participant were employed by Cedar Fair on the relevant Payment Date and this Award shall be paid or vest pursuant to the terms of this Agreement, but without regard to any continuing employment requirements or proration. If this Award is scheduled to vest (in whole or in part) after the eighteen- (18-) month period following the Participant’s date of termination as described above under Section 6.1(f) of the employment agreement, this Award shall vest and be paid only in accordance with the terms of this Award and the terms of the Plan.

5.Clawback. Notwithstanding anything in the Plan, this Agreement or any other agreement or declaration, the Company will be entitled, to the extent permitted or required by applicable law, rule or regulation, Company policy and/or the requirements of an exchange on which the Company’s Units are listed for trading, in each case, as in effect from time to time, to cancel this or any Other Award (as defined below) and/or to require the reimbursement or return of, recoup or otherwise recover equity or other compensation of whatever kind paid or delivered by the Company or any of its affiliates at any time to Participant under the Plan, as well as any profits or gains realized thereon. This Award and any other award(s) made to Participant before or after the date hereof (collectively, “Other Awards”) are subject to the foregoing and the other provisions of this paragraph. The provisions in this paragraph apply whether any such law, rule, regulation, Company policy and/or exchange listing requirement is in existence or applies as of the applicable grant or payment date or is later adopted, modified or becomes applicable. By accepting this Award, Participant agrees to the provisions of this paragraph, agrees to comply with any Company request or demand for such recoupment, other recovery or cancellation/forfeiture, and agrees to be bound by any such applicable clawback law, rule, regulation, exchange listing requirement and/or policy adopted in the discretion of the Company (including, without limitation, policies to comply with applicable laws, rules, regulations and/or exchange listing requirements and any other policies). The provisions in this paragraph are not exclusive and are in addition to every other right or remedy at law or in equity that may be available to the Company, including under the Plan and any other plan or agreements with Participant.
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IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Agreement to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Agreement as of the day and year below written.

MAGNUM MANAGEMENT CORPORATION By: Title: Date:
In consideration for the Participant’s Performance Unit Award for the January 1, 20xx – December 31, 20xx Performance Period described herein, Participant accepts the modifications made in this Agreement with respect to the treatment of this Award under Participant’s employment agreement with Cedar Fair.

PARTICIPANT Name: Title: Date:

A copy of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan Information Statement is available for review on the Cedar Fair Intranet link at http://cfnet/ under “Document Share”, and a copy of the most current Form 10-K is available for review at https://ir.cedarfair.com/overview/default.aspx.

Exhibit A
Performance Objectives
See attached.